Exhibit 99.1

Old Point Releases First Quarter 2020 Results

Hampton, VA, April 30, 2020 (PRNewswire) Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $1.3 million and earnings per diluted common share of $0.24 for the quarter ended March 31, 2020, as compared to net income of $2.0 million or $0.39 earnings per diluted common share for the first quarter of 2019.

Robert Shuford, Jr., Chairman, President, and CEO of the Company and Old Point National Bank (the Bank) said, "The emergence of COVID-19 during the first quarter of 2020 has thrust the Company and our country into unparalleled times. Our focus has been the health and well-being of our employees, our customers, and our community. We have taken physical and financial measures to assist our employees, enhanced our online presence related to mobile access, deposit services, and lending platforms to assist our customers, and continued to provide a full suite of uninterrupted financial services to our community.

In the midst of the rapidly changing environment, our team embraced our participation in the SBA’s Payroll Protection Program under the Coronavirus Aid, Relief, and Economic Security (CARES) Act, working tirelessly to provide assistance not only to our customers, but to the community as a whole. During the initial appropriation, we secured approximately $90.0 million of funding for local businesses and continue our participation into the second appropriation, making every effort possible to aid in sustaining and helping our community.

Despite the challenges presented from the pandemic, our outlook for 2020 remains optimistic. We attracted high quality staff who are already providing momentum in 2020, completed process efficiency initiatives, and experienced continued improvement in asset quality. Even seasoned experts currently agree there is not sufficient visibility to estimate future potential impacts resulting from the COVID-19 pandemic. As the environment created by COVID-19 evolves, we will continue to closely monitor asset quality through our enhanced watch credit process and perform capital and liquidity stress testing.”

Highlights of the quarter are as follows:

•
Non-performing assets (NPAs) totaled $7.0 million as of March 31, 2020, down from $7.6 million at December 31, 2019 and $12.9 million at March 31, 2019. NPAs as a percentage of total assets improved to 0.65% at March 31, 2020 which compared to 0.72% at December 31, 2019 and 1.26% at March 31, 2019.

•	Net interest income remained essentially steady at $8.4 million for the first quarter of 2020 compared to the first and fourth quarters of 2019.

•
Net interest margin (on a fully tax-equivalent basis) improved slightly to 3.53% for the first quarter of 2020 from 3.51% for the fourth quarter of 2019, but compressed from 3.67% for the first quarter of 2019.

•	Net Loans grew $12.3 million, or 6.7% annualized, from December 31, 2019 to March 31, 2020.

•	Deposits grew $13.0 million to $902.5 million at March 31, 2020 from December 31, 2019.

Net Interest Income
Net interest income for the first quarter of 2020 was $8.4 million, an increase of $41 thousand, or 0.5%, from the prior quarter and $59 thousand, or 0.7%, from the first quarter of 2019. The slight quarter-over-quarter increase was primarily due to higher average earning asset balances, partially offset by higher average interest bearing liability balances. The tax-equivalent net interest margin for the quarter was 3.53%, up from 3.51% in the prior quarter and down from 3.67% in the same period a year ago.

Asset Quality
Non-performing assets (NPAs) totaled $7.0 million as of March 31, 2020, down from $7.6 million at December 31, 2019 and $12.9 million at March 31, 2019. NPAs as a percentage of total assets improved to 0.65%, compared to 0.72% at December 31, 2019 and 1.26% at March 31, 2019. Non-accrual loans were $5.5 million at March 31, 2020, down from $6.0 million at December 3, 2019 and $11.2 million at March 31, 2019. Loans past due 90 days or more and still accruing interest decreased $263 thousand to $1.3 million at March 31, 2020 from $1.5 million at December 31, 2019 and by $424 thousand from $1.7 million at March 31, 2019. Of the loans past due 90 days or more at March 31, 2020, approximately $923 thousand were government-guaranteed student loans.

The Company recognized a provision for loan losses of $300 thousand during the first quarter of 2020 compared to $226 thousand in the comparative 2019 period and a recapture of $695 thousand during the fourth quarter of 2019. The allowance for loan and lease losses (ALLL) was $9.7 million at March 31, 2020 and December 31, 2019 compared to $10.1 million at March 31, 2019. The ALLL as a percentage of loans held for investment was 1.27% at March 31, 2020 compared to 1.29% at December 31, 2019 and 1.32% at March 31, 2019. Historical annualized net charge offs as a percentage of average loans outstanding remained stable at 0.15% for the first quarter of 2020 compared to 0.14% for the fourth quarter of 2019 and 0.13% in the first quarter of 2019. The Company continues to have higher levels of reserve in relation to peer resulting from significant improvement in non-performing assets and year-over-year positive quantitative factors balanced by increased qualitative factors. As the economic impact of the COVID-19 pandemic and the related federal relief efforts materialize, elevated levels of risk within the loan portfolio may require additional increases in the allowance for loan losses.

Noninterest Income
Total noninterest income for the first quarter was $3.3 million, a decrease of $73 thousand from the previous quarter and $138 thousand from the first quarter of 2019. Increases in other service charges, commissions and fees, fiduciary and management fees and bank-owned life insurance over the preceding quarter and the prior year quarter were offset by fluctuations in mortgage banking income and service charges on deposit accounts as well as a gain on sale of available-for-sale securities in the first quarter of 2019.

Noninterest Expense
Noninterest expense totaled $10.0 million for the first quarter of 2020, a decrease of $113 thousand from the fourth quarter of 2019 and an increase of $739 thousand from the first quarter of 2019. The linked quarter decrease is related to salaries and employees benefits, occupancy and equipment, and professional services partially offset by data processing and other operating expenses. Year-over-year first quarter increases were primarily related to salaries and employee benefits, data processing, and other operating expenses, partially offset by decreases in occupancy and equipment. The increase in salaries and employee benefits was primarily due to the addition of five highly qualified commercial production officers in the last three quarters of 2019.  Bank-wide technology and efficiency initiatives were the drivers of the year-over-year increase in data processing. These included outsourcing of the bank’s core application, upgrades to critical infrastructure software related to imaging, digital platform migration to a new vendor, and final stages of implementing a new loan origination system. Additionally, occupancy and equipment costs associated with operating an in-house core environment during the first quarter of 2019 have migrated to data processing costs in the first quarter of 2020 as we outsourced our operational structure.

Balance Sheet Review
Total assets as of March 31, 2020 and December 31, 2019 were $1.1 billion. Net loans held for investment increased $12.3 million, or 1.7%, from December 31, 2019 to $750.6 million. Net loan growth in real estate secured portfolio segments were partially offset by pay-downs in the indirect automobile and commercial and industrial segments. Securities available for sale, at fair value, increased $6.9 million from December 31, 2019 to $152.6 million at March 31, 2020.

Total deposits as of March 31, 2020 increased $13.0 million, or 1.5%, to $902.5 million from December 31, 2019. Noninterest-bearing deposits seasonally decreased $4.5 million, or 1.7%, savings deposits increased $29.8 million, or 7.5%, and time deposits decreased $12.3 million, or 5.4%. Year-over-year, total deposits increased $66.4 million, or 7.9%.  The Company focused on re-pricing strategies for expanding low-cost deposits creating year-over-year average balance increases of 7.7% in non-interest bearing deposits and 13.5% in savings deposits, including interest-bearing transaction and money market accounts.

The Company’s total stockholders’ equity at March 31, 2020 increased $288 thousand or 0.3% from December 31, 2019 to $110.0 million. The Bank remains well capitalized with a Tier 1 Capital ratio of 11.67% at March 31, 2020 as compared to 11.72% at December 31, 2019. The Bank’s leverage ratio was 9.73% at March 31, 2020 as compared to 9.72% at December 31, 2019.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotations, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release may include, without limitation: statements regarding future financial performance; performance of the investment and loan portfolios, including performance of the consumer auto loan portfolio and the purchased student loan portfolio; the ability of the Company to manage the impact of the COVID-19 pandemic; the effects of diversifying the loan portfolio; strategic business initiatives; management's efforts to reposition the balance sheet; deposit growth; levels and sources of liquidity; use of proceeds from the sale of securities; future levels of charge-offs or net recoveries; the impact of changes in NPAs on future earnings; write-downs and expected sales of other real estate owned; and changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates and yields; general economic and business conditions, including unemployment levels and slowdowns in economic growth, especially related to further and sustained economic impacts of the COVID-19 pandemic; the effects of the COVID-19 pandemic on, among other things, the Company’s operations, liquidity, and credit quality and potential claims, damages and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in the administration of programs related to the COVID-19 pandemic (including, among other things, the CARES Act); demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities of the current administration, particularly in connection with the Department of Defense, on the Company’s service area; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student or small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; cyber threats, attacks and events; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2019. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank, a locally owned and managed community bank, and Old Point Trust & Financial Services, N.A., a wealth management services provider, serving the Hampton Roads, Virginia region. Web: www.oldpoint.com. For more information, contact Elizabeth Beale, Chief Financial Officer/Senior Vice President of Old Point Financial Corporation at 757-325-8123, or Laura Wright, Vice President/Marketing Director, Old Point National Bank at 757-728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets (dollars in thousands, except share data)	March 31, 2020	December 31, 2019
	(unaudited)
Assets

Cash and due from banks	$26,896	$37,280
Interest-bearing due from banks	51,228	48,610
Federal funds sold	6	3,975
Cash and cash equivalents	78,130	89,865
Securities available-for-sale, at fair value	152,608	145,715
Restricted securities, at cost	3,152	2,926
Loans held for sale	2,309	590
Loans, net	750,550	738,205
Premises and equipment, net	35,136	35,312
Premises and equipment, held for sale	907	907
Bank-owned life insurance	27,777	27,547
Goodwill	1,650	1,650
Other real estate owned, net	236	-
Core deposit intangible, net	352	363
Other assets	12,470	11,408
Total assets	$1,065,277	$1,054,488

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$258,104	$262,558
Savings deposits	428,836	399,020
Time deposits	215,596	227,918
Total deposits	902,536	889,496
Overnight repurchase agreements	4,817	11,452
Federal Home Loan Bank advances	42,000	37,000
Other borrowings	1,800	1,950
Accrued expenses and other liabilities	4,080	4,834
Total liabilities	955,233	944,732

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,200,605 and 5,200,038 shares outstanding (includes 12,385 and 19,933 of nonvested restricted stock, respectively)	25,941	25,901
Additional paid-in capital	21,026	20,959
Retained earnings	63,601	62,975
Accumulated other comprehensive loss, net	(524)	(79)
Total stockholders' equity	110,044	109,756
Total liabilities and stockholders' equity	$1,065,277	$1,054,488

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended
(dollars in thousands, except per share data)	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019

Interest and Dividend Income:
Loans, including fees	$8,827	$8,809	$8,862
Due from banks	151	264	57
Federal funds sold	12	8	7
Securities:
Taxable	864	789	620
Tax-exempt	86	109	266
Dividends and interest on all other securities	46	45	64
Total interest and dividend income	9,986	10,024	9,876

Interest Expense:
Checking and savings deposits	340	319	251
Time deposits	972	1,016	870
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	22	27	37
Federal Home Loan Bank advances	234	285	359
Total interest expense	1,568	1,647	1,517
Net interest income	8,418	8,377	8,359
Provision for (recovery of) loan losses	300	(695)	226
Net interest income after provision for (recovery of) loan losses	8,118	9,072	8,133

Noninterest Income:
Fiduciary and asset management fees	1,017	1,013	959
Service charges on deposit accounts	895	1,003	1,053
Other service charges, commissions and fees	943	927	925
Bank-owned life insurance income	231	192	192
Mortgage banking income	157	163	216
Gain on sale of available-for-sale securities, net	-	2	26
Other operating income	35	51	45
Total noninterest income	3,278	3,351	3,416

Noninterest Expense:
Salaries and employee benefits	5,994	6,407	5,699
Occupancy and equipment	1,266	1,346	1,393
Data processing	819	555	363
Customer development	114	102	162
Professional services	475	585	514
Employee professional development	220	194	186
Other taxes	150	147	150
ATM and other losses	98	119	62
Gain on other real estate owned	-	-	(2)
Other operating expenses	894	688	764
Total noninterest expense	10,030	10,143	9,291
Income before income taxes	1,366	2,280	2,258
Income tax expense	116	305	231
Net income	$1,250	$1,975	$2,027

Basic Earnings per Share:
Weighted average shares outstanding	5,200,250	5,199,481	5,184,586
Net income per share of common stock	$0.24	$0.38	$0.39

Diluted Earnings per Share:
Weighted average shares outstanding	5,200,989	5,199,494	5,184,599
Net income per share of common stock	$0.24	$0.38	$0.39

Cash Dividends Declared per Share:	$0.12	$0.12	$0.12

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarter ended March 31,
(unaudited)	2020			2019
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$754,710	$8,839	4.71%	$771,143	$8,876	4.67%
Investment securities:
Taxable	142,853	863	2.43%	103,264	620	2.43%
Tax-exempt*	11,223	110	3.93%	43,648	337	3.13%
Total investment securities	154,076	973	2.54%	146,912	957	2.64%
Interest-bearing due from banks	47,931	151	1.27%	9,933	57	2.31%
Federal funds sold	3,367	12	1.45%	1,124	7	2.38%
Other investments	2,991	46	6.15%	3,783	64	6.91%
Total earning assets	963,075	$10,021	4.19%	932,895	$9,961	4.33%
Allowance for loan losses	(9,636)			(10,462)
Other non-earning assets	103,101			102,043
Total assets	$1,056,540			$1,024,476

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$49,222	$3	0.02%	$28,145	$3	0.04%
Money market deposit accounts	280,955	317	0.45%	251,086	227	0.37%
Savings accounts	86,607	20	0.09%	87,949	22	0.10%
Time deposits	223,126	972	1.75%	230,091	870	1.53%
Total time and savings deposits	639,910	1,312	0.82%	597,271	1,122	0.76%
Federal funds purchased, repurchase agreements and other borrowings	8,595	22	1.03%	25,220	37	0.60%
Federal Home Loan Bank advances	38,484	234	2.45%	58,222	359	2.50%
Total interest-bearing liabilities	686,989	1,568	0.92%	680,713	1,518	0.90%
Demand deposits	253,429			235,381
Other liabilities	4,093			4,896
Stockholders' equity	112,029			103,486
Total liabilities and stockholders' equity	$1,056,540			$1,024,476
Net interest margin		$8,453	3.53%		$8,443	3.67%

*Computed on a fully tax-equivalent basis using a 21% rate, adjusting interest income by $35 thousand and $84 thousand, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarter ended,
Selected Ratios (unaudited) (dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	March 31, 2019

Earnings per common share, diluted	$0.24	$0.38	$0.39
Return on average assets (ROA)	0.48%	0.75%	0.80%
Return on average equity (ROE)	4.49%	7.11%	7.94%
Net Interest Margin (FTE)	3.53%	3.51%	3.67%
Non-performing assets (NPAs) / total assets	0.65%	0.72%	1.26%
Annualized Net Charge Offs / average total loans	0.15%	0.14%	0.13%
Allowance for loan losses / total loans	1.27%	1.29%	1.32%
Efficiency ratio (FTE)	85.50%	86.18%	78.34%

Non-Performing Assets (NPAs)
Nonaccrual loans	$5,471	$6,037	$11,245
Loans > 90 days past due, but still accruing interest	1,254	1,517	1,678
Other real estate owned	236	-	-
Total non-performing assets	$6,961	$7,554	$12,923

Other Selected Numbers
Loans, net	$750,550	$738,205	$752,799
Deposits	902,536	889,496	836,177
Stockholders equity	110,044	109,756	105,019
Total assets	1,065,277	1,054,488	1,026,880
Loans charged off during the quarter, net of recoveries	291	257	249
Quarterly average loans	754,710	741,663	771,143
Quarterly average assets	1,056,540	1,051,309	1,024,476
Quarterly average earning assets	963,075	951,876	932,895
Quarterly average deposits	893,339	876,563	832,652
Quarterly average equity	112,029	110,203	103,486